Exhibit 23

[Letterhead of PricewaterhouseCoopers LLP]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Arch Capital Group Ltd. on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612, Registration No. 333-110190 and Registration No. 333-117099) and Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-82772, Registration No. 333-72182, Registration No. 333-98971 and Registration No. 333-124422) of our report dated March 13, 2006, relating to the financial statements, financial statement schedules, management’s annual assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 23, 2006